Exhibit 2.1

Stock Purchase Agreement

THIS Agreement (the "Agreement"), dated as of January 141 2010, is entered into by and among Genesis Group Holdings Inc. (the "Company") and Digital Comm, Inc. ( Seller ) .

WHEREAS, Seller desires to sell, transfer and assign to the Company and the Company desires to purchase from Seller, certain outstanding stock issued by the Seller, as more fully described and upon the terms and subject to the conditions set forth herein, and to enter into the other transactions as described herein; and

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties expressly contained herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto have reached the following understanding:

ARTICLE I
PURCHASE OF SHARES

1.    Agreements to Sell and Purchase. Subject to the express terms and conditions of this Agreement and any subsequent Stock Purchase Agreement, and provided Seller and the Company are not in default of any other agreements, or any prior closing thereof, and in exchange for the purchase price to be paid as provided herein, at the Closing the Seller shall sell, assign, convey, transfer and deliver to the Company, free and clear of all liens, and the Company shall purchase, acquire and take assignment and delivery of, One Hundred Percent (100%) of the issued and outstanding stock of Digital Comm, Inc.

a. Purchase Price. The Company shall issue to Sellers in full payment of the obligations hereunder, Fifty Million (50,000,000) shares of the Company's Common Stock, the allocation of which is set forth below

b. Closing.

(i) Subject to the terms of a Stock Purcttase Agreement to be executed, the closing (the "Closing") shall take place at the offices of Corp.      , at 10:00 A.M. on 1/14/10. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 A.M. on the date of the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND SELLER

The Company makes to the Seller the following representations and warranties:

2..1  Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated. The Company has full corporate power and other authority to enter into this Agreement and to consummate the transactions contemplated hereby.

2.2  Capitalization. At Closing there shall be Fifty Million (50,000,000) shares of preferred stock authorized with none outstanding. There shall be Five Hundred Million (500,000,000) shares of Common Stock of the Company at $.0001 par value per share, of which there shall be approximately Five Hundred Thousand (500,000) issued and outstanding. The Company has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of the Company except as previously discussed in the Company's reports filed under the Securities Exchange Act of 1934. In the event of a forward split by the Company or issuance of additional shares, the numbers stated herein shall be reflective of the forward split of issuance of additional shares.

2.3  Disclosure and Liabilities. Except with respect to the liabilities and obligations disclosed in such periodic reports, the Company has no material liabilities, obligations or commitments of any nature, whether liquidated or unliquidated, absolute or contingent.

2.4  Delivery of Periodic Reports; Compliance with 1934 Act. The Company has or will have provided the Seller with access to all of its periodic reports filed with the Securities and Exchange Commission since January 1, 2008. The Company has filed all required periodic reports and is in compliance with its reporting obligations under the Securities Exchange Act of 1934 as a result of having been registered under Section 12(g) of that Act. All reports filed pursuant to such Act are complete and correct in all material respects.

2.5  Full Disclosure. No representation or warranty by the Company in this
Agreement or in any exhibit or document to be delivered pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not material misleading or necessary to a complete and correct presentation of all material aspects of the business of the Company which would materially adversely affect the business of the Company and the transactions contemplated hereby.

ARTICLE III
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

3.1 Survival of Representations and Warranties. Notwithstanding any right of the Seller fully to investigate the affairs of the Company, the parties shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any future document delivered to the Seller by the Company or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

Genesis Group Holdings Inc.

By:  /s/ Billy Caudill
As authorized signatory for Genesis Group Holdings Inc.

Dated: 1/12/10

Digital Comm, Inc.

By: /s/ Billy Caudill
As authorized signatory

Dated: 1/15/10